UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023

MyMD Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

New Jersey	001-36268	22-2983783
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

MyMD Pharmaceuticals, Inc.

855 N. Wolfe Street, Suite 623

Baltimore, MD 21205

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 848-8698

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	MYMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2023, MyMD Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which it agreed to sell to the Investors in a registered direct offering (the “Offering”) (i) an aggregate of 15,000 shares of the Company’s newly-designated Series F Convertible Preferred Stock with a stated value of $1,000 per share, initially convertible into up to 6,651,885 shares of the Company’s common stock, no par value (the “Common Stock”), at a conversion price of $2.255 per share (the “Preferred Shares”), and (ii) warrants to acquire up to an aggregate of 6,651,885 shares of Common Stock (the “Warrants”).

The closing of the Offering is expected to occur on February 23, 2023, subject to the satisfaction of customary closing conditions. The aggregate gross proceeds from the Offering are expected to be $15 million. The Company expects to use the net proceeds from the Offering for general corporate purposes.

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Among other covenants, the Purchase Agreement requires the Company to hold a meeting of its stockholders not later than June 15, 2023, to seek approval under Nasdaq Stock Market Rule 5635(d) (the “Stockholder Approval”) for the issuance of shares of Common Stock at prices below the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of the Purchase Agreement pursuant to the terms of the Preferred Stock and the Warrants (the “Stockholder Approval Matters”). Stockholders holding approximately 17.2 million shares of Common Stock, representing approximately 44% of the Company’s issued and outstanding Common Stock, have executed agreements to vote their shares in favor of the Stockholder Approval Matters.

In connection with the Offering, pursuant to an Engagement Letter (the “Engagement Letter”), between the Company and Katalyst Securities LLC (the “Placement Agent”), the Company has agreed to pay the Placement Agent a cash fee equal to 6% of the gross proceeds from any sale of securities in the Offering.

Preferred Shares

The terms of the Preferred Shares are as set forth in the form of Certificate of Designations, attached as Exhibit 3.1 to this Current Report on Form 8-K (the “Certificate of Designations”), which will be submitted for filing with the Secretary of State for the State of New Jersey prior to the closing of the Offering. The Preferred Shares will be convertible into Common Stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $2.255 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). The Company will be required to redeem the Preferred Shares in 12 equal monthly installments, commencing on July 1, 2023. The amortization payments due upon such redemption are payable, at the company’s election, in cash, or subject to certain limitations, in shares of Common Stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) 80% of the average of the three lowest closing prices of the Company’s Common Stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the Floor Price (as defined below). For purposes of the Certificate of Designation, the “Floor Price” means the lower of (x) $0.4014 and (y) 20% of the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of the Stockholder Approval (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Stock Market. The Company may require holders to convert their Preferred Shares into Conversion Shares if the closing price of the Common Stock exceeds $6.765 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the Common Stock exceeds $3,000,000 per day during the same period and certain equity conditions described in the Certificate of Designation are satisfied.

The holders of the Preferred Shares will be entitled to dividends of 10% per annum, compounded monthly, which will be payable in cash or shares of Common Stock at the Company’s option, in accordance with the terms of the Certificate of Designations. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 15% per annum. Upon conversion or redemption, the holders of the Preferred Shares are also entitled to receive a dividend make-whole payment. The holders of Preferred Shares have no voting rights on account of the Preferred Shares, other than with respect to certain matters affecting the rights of the Preferred Shares.

Notwithstanding the foregoing, the Company’s ability to settle conversions and make amortization and dividend make-whole payments using shares of Common Stock is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that the Company obtains the Stockholder Approval. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of, or as part of any amortization payment or dividend make-whole payment under, the Certificate of Designations or Warrants.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the Company’s failure to pay any amounts due to the holders of the Preferred Shares when due. In connection with a Triggering Event, each holder of Preferred Shares will be able to require the Company to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations.

The Company will be subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

There is no established public trading market for the Preferred Shares and the Company does not intend to list the Preferred Shares on any national securities exchange or nationally recognized trading system.

Warrants

The Warrants are exercisable for shares of Common Stock (the “Warrant Shares”) immediately at an exercise price of $2.255 per share (the “Exercise Price”) and expire five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). There is no established public trading market for the Warrants and the Company does not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

The foregoing descriptions of the Purchase Agreement, the Warrants, the Certificate of Designations and the Engagement Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Warrant, Certificate of Designations and Engagement Letter, forms of which are filed as Exhibits 10.1, 4.1, 3.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On February 21, 2023, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the SEC and mail to its stockholders a proxy statement in connection with the Stockholder Approval Matters. The proxy statement will contain important information about the Company, the Stockholder Approval Matters and related matters. Our stockholders are urged to read the proxy statement carefully when it is available. Our stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov. In addition, our stockholders will be able to obtain free copies of the proxy statement from the Company by contacting the General Counsel at (856) 848-8698. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to Stockholder Approval Matters.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Form of Certificate of Designations of Series F Convertible Preferred Stock
4.1	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Engagement Letter, dated February 21, 2023 by and between MyMD Pharmaceuticals, Inc. and Katalyst Securities LLC
99.1	Press Release, dated February 21, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYMD PHARMACEUTICALS, INC.

Date: February 21, 2023	By:	/s/ Chris Chapman
Chris Chapman, M.D.
President